Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effects of the acquisition of TRx Pharmaceuticals LLC, including subsidiary Zylera Pharmaceuticals, LLC (the “Acquisition”). The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of operations.

The unaudited pro forma condensed combined balance sheet is based on the individual historical balance sheet of Cerecor Inc. (“Cerecor”), and TRx, as of September 30, 2017, and has been prepared to reflect the effects of the Acquisition as if it occurred on September 30, 2017. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 combine the historical results and operations of Cerecor and TRx, giving effect to the Acquisition as if it occurred on January 1, 2016.

The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the completion of the Acquisition including, but not limited to, the anticipated realization of ongoing savings from operating synergies and certain one-time charges Cerecor currently expects to incur in connection with the transactions, including, but not limited to, costs in connection with integrating the operations of TRx. These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Acquisition been completed on the assumed dates or for the periods presented, or which may be realized in the future.

To produce the pro forma financial information, TRx assets and liabilities were adjusted to their estimated fair values. The preliminary purchase price allocation for the Acquisition was made using the Company’s best estimates of fair value, which are dependent upon certain valuation and other analyses that are not yet final. As a result, the unaudited pro forma purchase price adjustments related to the Acquisition are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed during the applicable measurement period under ASC 805 (up to one year from the acquisition date). Any final valuations might result in material adjustments to the preliminary estimated purchase price allocation. The preliminary unaudited pro forma accounting for the business combination has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•                  the accompanying notes to the unaudited pro forma condensed combined financial statements;

•                  Cerecor’s audited financial statements and related notes contained within Cerecor’s Annual Report on Form 10-K for the year ended December 31, 2016;

•                  Cerecor’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017; and

•                  The TRx Consolidated Financial Statements included within this Form 8-K/A.

Cerecor Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

	Historical Cerecor	Historical TRx Pharmaceuticals	TRx Pharmaceuticals Pro Forma Adjustments		Pro Forma Cerecor Combined
Assets
Current assets:
Cash and cash equivalents	$23,955,397	$1,651,225	$(20,540,157)	a	$5,066,465
Accounts receivable	—	2,834,678	—		2,834,678
Escrowed cash receivable	3,750,803	—	—		3,750,803
Grants receivable	30,135	—	—		30,135
Inventory	—	608,265	227,000	b	835,265
Prepaid expenses and other current assets	341,025	71,072	—		412,097
Restricted cash, current portion	29,159	—	—		29,159
Total current assets	28,106,519	5,165,240	(20,313,157)		12,958,602
Property and equipment, net	34,183	—	—		34,183
Intangible assets, net	—	50,000	12,683,000	c	12,733,000
Goodwill	—	—	20,763,593	d	20,763,593
Restricted cash, net of current portion	62,847	—	—		62,847
Total assets	$28,203,549	$5,215,240	$13,133,436		$46,552,225

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$312,514	$621,275	$—		$933,789
Accrued expenses and other current liabilities	1,290,683	6,008,357	246,807	e	7,545,847
Income taxes payable	3,230,000	—	—		3,230,000
Total current liabilities	4,833,197	6,629,632	246,807		11,709,636
Contingent consideration	—	—	2,438,582	f	2,438,582
Deferred tax liability	—	—	—	g	—
License obligations	1,250,000	—	—		1,250,000
Total liabilities	6,083,197	6,629,632	2,685,389		15,398,218
Commitments and Contingencies
Stockholders equity:
Members’ equity (deficit)	—	(1,414,392)	1,414,392	h
Preferred stock	—	—	—		—
Common stock	26,055	—	5,185	h	31,240
Additional paid-in capital	77,167,922	—	5,837,447	h	83,005,369
Contingently issuable shares	—	—	2,655,464	h	2,655,464
Accumulated deficit	(55,073,625)	—	535,559	i	(54,538,066)
Total stockholders’ equity	22,120,352	(1,414,392)	10,448,047		31,154,007
Total liabilities and stockholders’ equity	$28,203,549	$5,215,240	$13,133,436		$46,552,225

See accompanying notes to the unaudited pro forma condensed combined financial information

Cerecor Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2017

	Historical Cerecor	Historical TRx Pharmaceuticals	TRx Pharmaceuticals Pro Forma Adjustments		Pro Forma Cerecor Combined
Revenues
License and other revenue	$25,000,000	$—	$—		$25,000,000
Product revenue	—	16,013,953	—		16,013,953
Product returns and allowances	—	(6,157,331)	—		(6,157,331)
Salesforce revenue	—	753,906	—		753,906
Grant revenue	579,597	—	—		579,597
Total revenues, net	25,579,597	10,610,528	—		36,190,125

Cost of goods sold	—	2,664,249	—		2,664,249
Gross margin	25,579,597	7,946,279	—		33,525,876
Operating Expenses:
Research and development	2,411,293	—	—		2,411,293
General and administrative	4,921,269	3,414,700	1,329,240	j,k	9,665,209
Total operating expenses	7,332,562	3,414,700	1,329,240		12,076,502
Income from operations	18,247,035	4,531,579	(1,329,240)		21,449,374
Other income (expense):
Change in fair value of warrant liability and unit purchase option liability	(1,586)	—	—		(1,586)
Interest expense, net	(53,991)	—	—		(53,991)
Total other expense	(55,577)	—	—		(55,577)
Net income before taxes	18,191,458	4,531,579	(1,329,240)		21,393,797
Income tax expense	3,230,000	6,044	(314,764)	l	2,921,280
Net income after taxes	14,961,458	4,525,535	(1,014,476)		18,472,517

Basic net income per share	$0.65				$0.65
Weighted-average number of common shares - basic	14,952,391		5,184,916	m	20,137,307
Diluted net income per share	$0.65				$0.59
Weighted-average number of common shares - diluted	14,960,032		7,534,884	m	22,494,916

See the accompanying notes to the unaudited pro forma condensed combined financial information

Cerecor Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

	Historical Cerecor	Historical TRx Pharmaceuticals	TRx Pharmaceuticals Pro Forma Adjustments		Pro Forma Cerecor Combined
Revenues
Product revenue	$—	$28,376,850	$—		$28,376,850
Product returns and allowances	—	(9,942,914)	—		(9,942,914)
Grant revenue	1,152,987		—		1,152,987
Total revenues, net	1,152,987	18,433,936	—		19,586,923

Cost of goods sold	—	9,598,167	—		9,598,167
Gross margin	1,152,987	8,835,769	—		9,988,756
Operating Expenses:
Research and development	10,149,879	—	—		10,149,879
General and administrative	7,083,155	4,885,534	1,772,320	j,k	13,741,009
Impairment of trademarks	—	3,729,457	—		3,729,457
Total operating expenses	17,233,034	8,614,991	1,772,320		27,620,345
Income (loss) from operations	(16,080,047)	220,778	(1,772,320)		(17,631,589)
Other income (expense):
Change in fair value of warrant liability and unit purchase option liability	72,625	—	—		72,625
Interest expense, net	(464,181)	—	—		(464,181)
Total other expense	(391,556)	—	—		(391,556)
Net income (loss) before taxes	(16,471,603)	220,778	(1,772,320)		(18,023,145)
Income tax expense	—	20,145	—	l	20,145
Net income (loss) after taxes	(16,471,603)	200,633	(1,772,320)		(18,043,290)

Basic net loss per share	$(1.87)				$(1.29)
Weighted-average number of common shares - basic	8,830,396		5,184,916	m	14,015,312
Diluted net loss per share	$(1.87)				$(1.29)
Weighted-average number of common shares - diluted	8,830,396		5,184,916	m	14,015,312

See the accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. BACKGROUND

On November 17, 2017, the Company acquired TRx Pharmaceuticals, LLC, including its wholly-owned subsidiary, Zylera Pharma Corp. (collectively, the “Acquisition” or “TRx”), for upfront cash consideration of $18.9 million, contingent consideration with an estimated fair value of $2.4 million and 7,534,884 shares of the Company’s common stock with a fair value of $8.5 million on the acquisition date.

In order to comply with rules of the NASDAQ stock exchange requiring stockholder approval prior to the issuance of shares in an acquisition when the number of shares or voting power of common stock to be issued equals or exceeds 20% of the shares or voting power outstanding prior to the issuance upon the consummation of the Acquisition, the Company issued 5,184,916 shares representing 19.90% of the shares or voting power outstanding prior to the issuance, with the remaining number of shares to be issued upon receipt of shareholder approval. In conjunction with the Acquisition, the Company’s majority shareholder provided the Company with a legally binding letter agreeing to vote in favor of this share issuance.

2. BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements were prepared in accordance with generally accepted accounting principles in the United States and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma financial position and results of operations of the combined companies based upon the historical information after giving effect to the Acquisition and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on September 30, 2017; and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 are presented as if the Acquisition had occurred on January 1, 2016.

The historical results of TRx have been derived from its audited financial statements for the year ended December 31, 2016 and unaudited financial information for the nine months ended September 30, 2017; and the historical results of Cerecor have been derived from audited financial statements for the year ended December 31, 2016, and unaudited financial information for the nine months ended September 30, 2017.

The unaudited pro forma condensed combined financial information does not reflect pro forma adjustments for ongoing cost savings that Cerecor expects to and/or has achieved as a result of the TRx acquisition or the costs necessary to achieve these costs savings or synergies.

3. TRx ACQUISITION—PRELIMINARY CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

The TRx acquisition has been reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combinations (“ASC 805”) with Cerecor treated as the accounting acquirer. In accordance with ASC 805, the assets acquired and liabilities assumed have been measured at fair value based on various preliminary estimates. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the Acquisition may differ materially from the information presented herein. These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed.

For purposes of measuring the estimated fair value, where applicable, of the assets acquired and liabilities assumed, as reflected in the unaudited pro forma condensed combined financial information, the guidance in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) has been applied, which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

The total estimated consideration transferred in the acquisition is comprised of the following:

Cash consideration (i)	$18,900,000
Fair value of contingent consideration (ii)	2,438,582
Fair value of Cerecor equity consideration (iii)	8,514,419
Fair value of consideration transferred	$29,853,001

(i)             The cash consideration represents the $18,900,000 cash portion of the purchase price.

(ii)          Contingent consideration represents the fair value at the acquisition date of a potential payment of $3 million if the acquired business achieves or exceeds a gross profit in 2018 of $12.6 million and potential payments of $2 million upon the transfer of the Ulesfia NDA to the Company, as well as $2 million upon FDA approval of a new dosage strength of Ulesfia, to be payable in cash or common shares of the Company, or a combination of both, as determined at the discretion of the Company.

(iii)       The fair value of Cerecor equity consideration is calculated as 7,534,884 shares of Cerecor stock at the November 17, 2017 closing price of $1.13 per share. On November 17, 2017, 5,184,916 shares were issued. The remaining 2,349,968 shares will be issued upon receipt of shareholder approval, which is expected at the 2018 annual stockholder meeting.

The following is a summary of the preliminary estimated fair values of the net assets acquired as if the Acquisition had occurred on September 30, 2017:

	Amount	Useful life
Fair value of assets acquired
Current assets:
Cash and cash equivalents	$11,068
Accounts receivable, net	2,834,678
Inventory	835,265
Prepaid expenses and other current assets	71,072
Identifiable intangible assets
Metafolin license agreement	9,779,000	5 years
PAI sales & marketing agreement	1,980,000	2 years
Millipred trademark	268,000	indefinite-lived
Ulesfia trademark	706,000	indefinite-lived
Total assets acquired	$16,485,083

Fair value of liabilities assumed
Accounts payable	$621,275
Accrued expenses and other current liabilities	6,008,357
Deferred tax liability	766,043
Total liabilities assumed	7,395,675
Total identifiable net assets	9,089,408
Fair value of consideration transferred	29,853,001
Goodwill	$20,763,593

Management has made preliminary allocation estimates based on currently available information. The final determination of the accounting for the business combination is anticipated to be completed as soon as practicable, but no later than one year from the date of the Acquisition. The preliminary fair market value of the Metafolin license agreement and the PAI sales & marketing agreement was determined using an income approach, specifically the multi-period excess earnings method. The preliminary fair market value of the Millipred and Ulesfia trademarks was determined using a relief from royalty method.

The amounts allocated to intangible assets in the Acquisition could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of the assets acquired or an increase in the liabilities assumed from those preliminary valuations presented in these unaudited pro forma condensed combined financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Acquisition. In addition, if the value of the acquired intangible assets is higher than the preliminary indication, it may result in higher amortization or depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

4. TRx—PRO FORMA ADJUSTMENTS

The preliminary pro forma adjustments included in the unaudited pro forma condensed combined financial statements related to the Acquisition are as follows:

(a)Cash and cash equivalents—Adjustment reflects the $18,900,000 cash paid by the Company and a reduction of the historical TRx cash balance to the Acquisition date value of $11,068.

(b)Inventory—Adjustment reflects the step up in basis of finished goods inventory based on the average sales price of products held in inventory at the date of acquisition less any directly related sales and marketing costs.

(c)Intangible assets, net— Adjustment to ultimately reflect the preliminary fair market value related to the identifiable intangible assets acquired in the Acquisition:

Identifiable assets acquired:
Metafolin license agreement	$9,779,000
PAI sales & marketing agreement	1,980,000
Millipred trademark	268,000
Ulesfia trademark	706,000
Total	$12,733,000

(d)Goodwill—Adjustment reflects the preliminary estimated adjustment to goodwill as a result of the Acquisition. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the asset acquired and liabilities assumed as described in Note 3. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable primarily to strategic and synergistic opportunities. The preliminary pro forma adjustment to goodwill is calculated as follows:

Consideration transferred	$29,853,001
less fair value of net assets to be acquired	9,089,408
Pro-forma adjustment goodwill	$20,763,593

(e)Accrued liabilities—Adjustment reflects an increase in accrued liabilities for transaction costs incurred by Cerecor subsequent to September 30, 2017.

(f)Contingent consideration—Adjustment reflects the preliminary fair value of contingent consideration as of the acquisition date, classified as non-current based on expected timing of payments. This amount will be subsequently remeasured to its fair value at each reporting period with changes in fair value being recognized in earnings.

(g)Deferred tax liability— Based on the preliminary fair value of identifiable intangible assets acquired, the Company calculated a pro forma adjustment for a deferred tax liability of $766,043 representing the basis difference of certain acquired intangible assets for tax and book purposes. The deferred tax liability arising from the Acquisition will be net against the Company’s deferred tax asset, which has a full valuation allowance. Recording the deferred tax liability will result in a decrease to the Company’s valuation allowance.

(h)Members’ equity, Common stock, Additional paid-in capital and Contingently issuable shares—Adjustment to Members’ equity reflects the removal of the history equity of TRx. The adjustment to Common shares reflects the $5,185 par value of the Cerecor shares issued in the acquisition of TRx on the acquisition date. The adjustment to Additional paid-in capital reflects an increase of $5,853,770 reflecting the fair value of the shares issued in the acquisition of TRx, less issuance costs of $16,323. The adjustment to Contingently issuable shares of $2,655,464 reflects the fair value of the shares on the Acquisition date to be issued subsequent to receiving shareholder approval. For purposes of the pro forma financial information, the Company has recorded this within equity at the Acquisition date due to the legally binding letter received from its majority shareholder stating that the shareholder will approve the issuance of these shares. As the Company completes its purchase price allocation, including evaluating the terms of the Acquisition agreement for liability classified instruments, it will finalize the acquisition date purchase price accounting.

(i)Accumulated deficit—Adjustment reflects an increase in accumulated deficit based on the estimated transaction costs to be incurred by the Company subsequent to September 30, 2017 related to the Acquisition as well as for the release of a portion of the Company’s valuation allowance on its deferred tax asset for the amount of the deferred tax liability recorded in the Acquisition.

(j)Amortization of intangibles assets—Reflects the preliminary adjustment to the amortization expense associated with the fair value of the identifiable intangible assets acquired, over their estimated useful lives. The preliminary pro forma adjustment to amortization expense is calculated as follows:

	Estimated		Amortization Expense	Amortization Expense
	Useful Life	Preliminary	for the year ended	for the nine months ended
Intangible Assets	(years)	fair value	December 31, 2016	September 30, 2017
Metafolin license agreement	15	$9,779,000	$782,320	$586,740
PAI sales & marketing agreement	2	1,980,000	990,000	742,500
Trademark - Millipred	indefinite-lived	268,000	—	—
Trademark - Ulesfia	indefinite-lived	706,000	—	—
Total		12,733,000	1,772,320	1,329,240
Less: TRx historical intangibles and amortization expense (i)		(50,000)	—	—
Pro forma adjustment - intangibles and amortization expense		$12,683,000	$1,772,320	$1,329,240

(i)             There was no historical amortization expense recognized by TRx for the year ended December 31, 2016 or the nine months ended September 30, 2017 because TRx only had trademark intangible assets which are indefinite-lived. For the year ended December 31, 2016, TRx recorded an impairment charge of $3,729,457 to write down the carrying value of its Veripred and Millipred trademarks. This impairment charge is not adjusted for pro forma purposes.

The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over their estimated useful lives. The amortizable life reflects the period over which the asset is expected to provide material economic benefit.

(k)General and Administrative expense—There is no pro forma adjustment for transaction-related expenses because none were recognized in the nine months ended September 30, 2017 or the year ended December 31, 2016.

(l)Income tax expense—Adjustment for the nine months ended September 30, 2017 reflects the income tax impact of the pro forma adjustments made to the pro forma statements of operations using an effective rate of 23.68%. This rate reflects the estimated effective rate of the pro forma combined Cerecor and TRx companies for the nine months ended September 30, 2017 and is lower than the statutory rate primarily due to the utilization of historical Cerecor net operating loss carryforwards (“NOLs”). As a result of the utilization of NOLs being limited, the Company has not reduced its effective tax rate to zero. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma financial statements for a variety of reasons, including post-Acquisition activities. No tax provision was recorded on the pro forma adjustments for the year ended December 31, 2016 because the Company had a history of incurring net operating losses and a full valuation allowance.

(m)Earnings per share—The below table shows the calculation for pro forma basic and diluted earnings per share for the nine months ended September 30, 2017 using the two-class method. The Company had a loss for the year ended December 31, 2016, therefore, the pro forma earnings per share for that period is calculated as pro forma net loss divided by pro forma weighted average shares outstanding. For purposes of the pro forma financial information, the Company has excluded the 2,349,968 shares that are contingently issuable upon shareholder approval from its basic earnings per share calculations. This approval is expected at the 2018 annual shareholder meeting. However, if these shares were included in the earnings per share calculation, the pro forma basic earnings per share for the nine months ended September 30, 2017 would be $0.60 per share and the pro forma basic net loss per share for the year ended December 31, 2016 would be $1.10 per share. The Company has included the 2,349,968 contingently issuable shares in its dilutive earnings per share calculation for the nine months ended September 30, 2017 due to the fact that the Company’s controlling shareholder has executed a legally binding letter agreeing to vote in favor of the share issuance.

Pro forma earnings per share for the nine months ended September 30, 2017 including historical TRx Pharmaceuticals results and pro forma adjustments

	As reported EPS	Pro forma adjustment	Pro forma EPS
Basic earnings per share
Net income	$14,961,458	$3,511,059	$18,472,517
Undistributed earnings allocable to common shares	$14,961,458	$3,511,059	$18,472,517

Weighted average shares, basic
Common stock	14,952,391	5,184,916	20,137,307
Participating warrants	8,163,265	—	8,163,265
	23,115,656	5,184,916	28,300,572

Basic income per share:
Common shares	$0.65		$0.65
Participating warrants	$0.65		$0.65

Diluted earnings per share
Net income	$9,677,838	$3,511,059	$13,188,897
Net income reallocated	1,746	—	1,746
Undistributed earnings allocable to common shares	$9,679,584	$3,511,059	$13,190,643

Weighted average number of shares, basic	14,952,391	5,184,916	20,137,307
Effect of dilutive securities:
Contingently issuable shares	—	2,349,968	2,349,968
Stock options	7,641	—	7,641
Potentially dilutive shares	7,641	2,349,968	2,357,609
Weighted average number of shares - diluted	14,960,032	7,534,884	22,494,916

Diluted income per share	$0.65		$0.59